SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 15, 2005

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Item 8.01.	Other Events

As previously announced, the estimates of Registrant's indirect wholly owned subsidiary, Scotia Pacific Company LLC ("Scotia LLC"), indicated that Scotia LLC's cash flows from operations, together with its line of credit and other available funds, would likely be inadequate to pay all of the interest due on the July 20, 2005, payment date for Scotia LLC's Timber Collateralized Notes ("Timber Notes"). Registrant has also previously announced that Scotia LLC was exploring other courses of action that could provide the additional liquidity needed to make the interest payment and was scheduled to begin confidential discussions with the financial and legal advisors of an ad hoc committee of holders of Timber Notes ("Noteholder Committee") in an effort to restructure the Timber Notes. These discussions subsequently began.

As the July 20, 2005, payment date approached, it became apparent that Scotia LLC's estimates would prove correct and that the cash shortfall as of the payment date would be approximately $2.2 million. Based upon a review of its alternatives under the circumstances, consultation with its own legal and financial advisors, and consideration of the most recent discussions with the advisors of the Noteholder Committee, Scotia LLC determined to request that its parent company, The Pacific Lumber Company ("Palco"), make an early payment, equal to the shortfall, in respect of certain logs that had already been delivered to and purchased by Palco from Scotia LLC. This request was made, and Palco approved and has delivered the early log payment, which will allow Scotia LLC to fund the July 20, 2005, cash shortfall.

Scotia LLC has advised Registrant that it intends to continue to pursue a negotiated restructuring of the Timber Notes; however, there can be no assurance that these efforts will be successful. Registrant has previously announced that Scotia LLC's management has concluded that, in the absence of significant regulatory relief and accommodations, Scotia LLC's timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow Scotia LLC to satisfy its debt service obligations in respect of the Timber Notes. Scotia LLC's management has also concluded that its cost structure will have to be reduced in line with these anticipated reductions in harvest levels and cash flows. To the extent that Scotia LLC is unable to achieve a negotiated restructuring of its Timber Notes consistent with management's expectations as to future harvest levels and cash flows, Registrant expects that Scotia LLC will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code. Registrant does not intend to comment on the progress, if any, of Scotia LLC's efforts to negotiate a restructuring of the Timber Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.
Date: July 18, 2005	By:	/s/ Bernard L. Birkel
	Name:	Bernard L. Birkel
	Title:	Secretary & Senior Assistant General Counsel

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